   As filed with the Securities and Exchange Commission on December 18, 1998.
                                                   Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                              BECKMAN COULTER, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------

           Delaware                                              95-1040600
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


         4300 North Harbor Boulevard, Fullerton, California 92834-3100
                    (Address of principal executive offices)



           BECKMAN COULTER, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)


                              William H. May, Esq.
             Vice President, General Counsel and Corporate Secretary
                              Beckman Coulter, Inc.
                           4300 North Harbor Boulevard
                        Fullerton, California 92834-3100
                     (Name and address of agent for service)

                               -------------------

   Telephone number, including area code, of agent for service: (714) 871-4848

                               -------------------


                         CALCULATION OF REGISTRATION FEE

                                       Proposed     Proposed
                                       maximum      maximum
 Title of                Amount        offering     aggregate       Amount of
 securities              to be         price        offering        registration
 to be registered        registered    per unit     price           fee
--------------------------------------------------------------------------------

Deferred Compensation    $2,000,000    100%         $2,000,000(2)   $556.00
Obligations(1)
--------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of Beckman Coulter, Inc. to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Beckman Coulter, Inc. Executive Deferred Compensation Plan.

(2) Estimated solely for the purpose of determining the registration fee.

    The Exhibit Index included in this Registration Statement is at page 10.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT*


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents of Beckman Coulter, Inc. (the "Company") filed with the Securities and Exchange Commission are incorporated herein by reference:

        (a) Annual Report on Form 10-K, as amended, for the Company's fiscal year ended December 31, 1997;

        (b) Quarterly Reports on Form 10-Q, as amended, for the Company's fiscal quarter ended March 31, 1998, Form 10-Q for the Company's fiscal quarter ended June 30, 1998, and Form 10-Q for the Company's fiscal quarter ended September 30, 1998; and

        (c) Current Reports on Forms 8-K dated February 18, 1998, February 26, 1998, and June 25, 1998.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        The Beckman Coulter, Inc. Executive Deferred Compensation Plan, as Amended and Restated effective September 1, 1998, (the "Plan") provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

        Each Participant may elect to defer up to 70% of his or her salary and/or up to 80% of his or her bonus for a Plan Year. A Participant may elect to have his or her salary and/or bonus deferrals credited in the form of (a) cash to a bookkeeping account maintained in the

Participant's name under the Plan (a "Cash Deferral Account"), (b) stock units (i.e., non-voting units of measurement each of which is deemed for bookkeeping purposes to be equivalent to one share of the Company's Common Stock) to a separate bookkeeping account maintained in his or her name under the Plan (a "Stock Unit Account"), or (c) a combination of cash and stock units.

        As a "matching contribution," the Company credits each Participant's Stock Unit Account with stock units which are deemed to have an aggregate value equal to 3.5% of the salary and bonus deferred by the Participant. The Company also credits "premium" stock units to each Participant who elects to have 35% or more of his or her deferred bonus credited in the form of stock units. The number of "premium" stock units credited to such a Participant is equal to 15%, 20% or 30% of the number of stock units credited with respect to the Participant's deferred bonus, depending upon the percentage of the deferred bonus that the Participant elected to be credited in stock units.

        Further, each Participant who is eligible for "Retirement Plus Contributions" under the Savings Plan is credited with amount equal to the additional "Retirement Plus Contributions" that would have been allocated to the Participant under the Savings Plan if the Participant had not deferred any compensation under the Plan. This amount is credited in the form of stock units to a bookkeeping account ("Retirement Plus Account").

        Each Participant's Cash Deferral Account is credited with a deemed rate of earnings at a predetermined rate of interest. Each Participant's Stock Unit Account and, if applicable, Retirement Plus Account are credited on a periodic basis with "Dividend Equivalents" representing dividends paid on the number of shares which is equal to the number share units credited to those accounts. While each Participant's Stock Unit Account balance and, if applicable, Retirement Plus Account balance under the Plan increase or decrease based on the performance of the Company's Common Stock, his or her account balances are not actually invested in Common Stock.

        With certain exceptions, Deferred Compensation Obligations will be paid after the Participant's termination from employment or retirement from the Company. At the time a Participant makes a deferred election for a Plan Year, he or she also elects the form of distribution from among the following options:
(a) a single lump-sum payment upon termination from employment, (b) a single lump sum payment upon the earlier of some specified date (which is not less than four years after the date of the Participant's deferral election) or termination from employment, (c) two 50% lump sum payments commencing upon termination from employment, (d) two 50% lump sum payments commencing upon the earlier of some specific date or termination of employment, or (v) monthly installments, over either a 60-month or 120-month period upon retirement. The amount payable to a Participant with respect to each Plan Year's deferrals is equal to the sum of
(x) the cash credited to his or her Cash Deferred Account for that Plan Year (with earnings) and (y) the fair market value of a share of the Company's Common Stock multiplied by the number of share units (including Dividend Equivalents) credited to his or her Stock Unit Account and, if applicable, Retirement Plus Account for that Plan Year.

        No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

        The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

        The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        The validity of the original issuance of Deferred Compensation Obligations registered hereby is passed on for the Company by William H. May, Vice President, General Counsel and Secretary of the Company. Mr. May is compensated by the Company as an employee, is the beneficial owner of shares of the Company's Common Stock, is the holder of options to acquire shares of the Company's Common Stock, and is an Eligible Employee and entitled to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Fourth Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Fourth Restated Certificate of Incorporation and Bylaws provide generally that each person who is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL. Section 145 of the DGCL permits a corporation, subject to certain limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving in any of such capacities for another entity at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by such person.

        The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

        See the attached Exhibit Index on page 10.


ITEM 9. UNDERTAKINGS

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section
                10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on December 4, 1998.

                                    BECKMAN COULTER, INC.


                                    By:   /s/  JOHN P. WAREHAM
                                          --------------------------------------
                                          John P. Wareham
                                          Its:  President, Chief Executive
                                                Officer and Director



                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John
P. Wareham, Dennis K. Wilson, Fidencio M. Mares, and James T. Glover, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                           TITLE                               DATE
        ---------                           -----                               ----


/s/   LOUIS T. ROSSO           Chairman of the Board and Director           December 4, 1998
-------------------------------
Louis T. Rosso


/s/   JOHN P. WAREHAM          President, Chief Executive Officer and       December 4, 1998
-------------------------------Director
John P. Wareham                (Principal Executive Officer)


/s/   DENNIS K. WILSON         Vice President, Finance & Chief              December 4, 1998
-------------------------------Financial Officer
Dennis K. Wilson               (Principal Financial Officer)


/s/   JAMES T. GLOVER          Vice President and Controller                December 4, 1998
-------------------------------(Controller)
James T. Glover


/s/   HUGH K. COBLE            Director                                     December 4, 1998
-------------------------------
Hugh K. Coble


/s/   PETER B. DERVAN          Director                                     December 4, 1998
-------------------------------
Peter B. Dervan


/s/   CHARLES A. HAGGERTY      Director                                     December 4, 1998
-------------------------------
Charles A. Haggerty


/s/   GAVIN S. HERBERT         Director                                     December 4, 1998
-------------------------------
Gavin S. Herbert


/s/   VAN B. HONEYCUTT         Director                                     December 4, 1998
-------------------------------
Van B. Honeycutt


/s/   WILLIAM N. KELLEY        Director                                     December 4, 1998
-------------------------------
William N. Kelley


/s/   C. RODERICK O'NEIL       Director                                     December 4, 1998
-------------------------------
C. Roderick O'Neil

                                  EXHIBIT INDEX


Exhibit
Number                                            Description
------                                            -----------

 4.1    Beckman Coulter, Inc. Executive Deferred Compensation Plan (Amended and Restated Effective as of September 1, 1998).

 4.2    Rights Agreement, dated as of March 28, 1989, between Beckman Instruments, Inc. and Morgan Shareholder Services Trust
        Company, as Rights Agent, filed as Exhibit 4 to Beckman Instruments, Inc.'s Form 8-K dated April 13, 1989, and incorporated herein by this reference.

 4.3    First Amendment to Rights Agreement, dated as of June 24, 1992, between Beckman Instruments, Inc. and First Chicago
        Trust Company of New York (formerly Morgan Shareholder Services Trust Company), filed as Exhibit 1 to Beckman
        Instruments, Inc.'s Form 8-K dated July 1, 1992, and incorporated herein by this reference.

 5.     Opinion of Company Counsel (opinion re legality).

15.     KPMG Peat Marwick LLP Letter Regarding Unaudited Financial Information.

23.1    Consent of KPMG Peat Marwick LLP (consent of independent auditors).

23.2    Consent of Company Counsel (included in Exhibit 5).

24.     Power of Attorney (included in this Registration Statement under "Signatures").